Exhibit 99.1

Hawthorn Bancshares Announces Senior Credit Officer Appointment

LEE’S SUMMIT, Mo. — August 27, 2009 — Hawthorn Bancshares, Inc. (NASDAQ: HWBK), the parent company of Hawthorn Bank, announced today that Dean McCracken has been named to Senior Credit Officer, a role in which he will be responsible for administering Hawthorn Bank’s commercial, real estate and consumer lending policies.

“We feel very fortunate to have a leader of this caliber within our organization,” said James E. Smith, Chairman and CEO of Hawthorn Bancshares and Hawthorn Bank. “Dean has an excellent reputation and has displayed professionalism throughout his distinguished career.”

Dean McCracken has been associated with Hawthorn Bank since April 2008. He was Hawthorn Bank’s internal loan review manager and since December 2008 has served as interim senior credit officer. Mr. McCracken’s banking career spans 38 years, including 23 years with the Missouri Division of Finance where he retired as Chief Bank Examiner supervising all commercial bank and trust examiners. Mr. McCracken is a graduate of Southern Missouri State University, Springfield, MO and the Graduate School of Banking, Madison, WI. Mr. McCracken is active in the Risk Management Association, a national professional credit organization, and has been an instructor or panelist at local and national events including serving as curriculum chair for the Conference of State Bank Supervisors’ credit evaluation school.

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Lee’s Summit, Missouri, is the parent company of Hawthorn Bank of Jefferson City with locations in Lee’s Summit, Springfield, Branson, Independence, Raymore, Columbia, Clinton, Windsor, Collins, Osceola, Warsaw, Belton, Drexel, Harrisonville, California, Tipton and St. Robert.

Contact:	Kathleen Bruegenhemke Senior Vice President, Investor Relations TEL: 573.761.6100 FAX: 573.761.6272 www.HawthornBancshares.com

Statements made in this press release that suggest Hawthorn Bancshares’ or management’s intentions, hopes, beliefs, expectations, or predictions of the future include “forward-looking statements” within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company’s quarterly and annual reports filed with the Securities and Exchange Commission.